SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.


SCHEDULE 13G



(Under the Securities Exchange Act of 1934)
(Amendment No.2)*


			HARCOR ENERGY INC.
------------------------------
(Name of Issuer)


				COMMON STOCK
---------------------------------
(Title of Class of Securities)


41162820
-----------------------
(Cusip Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 1 of 4 Pages


CUSIP No.	41162820								Page 2 of 4 Pages
----------------------------------------------------------------
1.	Name of reporting person
 S.S. or I.R.S. identification no. of above person

	Wellington Management Company
	04-2683227
----------------------------------------------------------------
2.	Check the appropriate box if a member of a group
(a)(   )
		(b)(   )
----------------------------------------------------------------
3.	SEC use only

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4.	Citizenship or place of organization
	Massachusetts

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							5.	Sole Voting Power
								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					546,700
	each					-----------------------------
		Reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power
								666,700
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

		666,700
----------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

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11.	Percent of class represented by amount in row 9
		7.72%
----------------------------------------------------------------
12.	Type of Reporting person
		IA, HC


Page 3 of 4 Pages 								Cusip #:41162820

SCHEDULE 13G


ITEM 1(A):  NAME OF ISSUER:

	HARCOR ENERGY INC.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		FIVE POST OAK PARK
	4400 OAK PARKWAY
	SUITE 2220
		HOUSTON TX  77027
ITEM 2(A):  NAME OF PERSON FILING:

	Wellington Management Company ("WMC")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	75 State Street
	Boston, Massachusetts  02109

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

		See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

		See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  WMC, in its capacity as investment adviser, may be deemed the beneficial owner of 666,700 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 7.72%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.


Page 4 of 4 Pages								Cusip #:41162820


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Shares as to which this Schedule is filed are owned by a variety of investment advisory clients of the person filing this Schedule, which clients receive dividends and the proceeds from the sale of such shares. No such client is known to have such interest with respect to more than five percent of the class except as follows:

	WELLINGTON TRUST COMPANY N.A.

ITEM 7:  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
		ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
		COMPANY:

		Wellington Trust Company, N.A. (BK)

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

		Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date:  JANUARY 30, 1996
			Signature:  --//Brian P. Hillery//--
			Name/Title: BRIAN P. HILLERY
			Regulatory Analyst